January 15, 2008

Mr. Brian T. Maloney
22 Starview Drive
Flemington, NJ  08822

Dear Brian,

This Letter Agreement, Release and Waiver of Claims will outline the terms of your separation from Unisys:

1. This correspondence will confirm that your employment with Unisys has been terminated without cause as defined in your April 26, 2006 offer letter thereby entitling you to the separation benefits described therein. Additionally, and in exchange for the mutual promises contained in this Letter Agreement, Unisys will also provide you with the benefits described herein.
For purposes of this Letter Agreement, Release and Waiver of Claims, your last day of work will be January 15, 2008 ("Departure Date"). The effective date of your termination will be up to October 15, 2008 as described further herein ("Continuation Period"). You will not be required to report to the office after the Departure Date. In the event you obtain full-time employment <F1> prior to June 30, 2008, Unisys will pay you any remaining salary payments up until said date, in a lump sum, less lawful deductions. The salary you receive after the Departure Date will not be considered program compensation for purposes of any employee benefit plan, including, but not limited to, the Unisys Savings Plan. You will not be eligible for any vacation accrual after the Departure Date and your accrued and unused vacation balance will be paid to you in your final paycheck.

2. During the Continuation Period, your current health and welfare benefits will be continued pursuant to the terms of the applicable plan documents. You will remain eligible for your 2007 Financial Counseling in the amount of up to $5,000 and your 2007 Executive Physical, such services to be performed in 2008 for the 2007 tax year. Also, you will be entitled to exercise the stock options and restricted share units previously granted to you in accordance with the terms of the 2003 Long-Term Incentive and Equity Compensation Plan ("Stock Option Plans").<F2> Your participation in the Unisys Short-Term and Long-Term Disability Plans, the Executive Death Benefit Only Program, the Personal Liability Umbrella Insurance, and the 2005 Deferred Compensation Plan will terminate on the Departure Date.

3. You will be eligible to participate in the Right Associates Executive Outplacement Program for six months. We have made the necessary arrangements for you and you should contact Mr. James Clontz @ 717.290.7050 to begin the outplacement process no later than February 15, 2008. As you know, you have a duty to mitigate the termination payments provided hereunder and you agree to exercise your best efforts toward obtaining new employment. This provision is a material condition of this agreement.

4. In the event that you remain unemployed on June 30, 2008, Unisys will continue your employment under the terms described herein until up to October 15, 2008, in 30 day increments, or until you obtain suitable, full-time employment, or cease actively seeking employment, whichever first occurs. You should call me at least two weeks in advance to request each one of these extensions.

5. You recognize that this Agreement is in the form of a personal services contract that cannot be assigned. Accordingly, the payments and benefits provided to you during the Continuation Period are not susceptible to descent or devise to your heirs or successors, except as may be provided by the terms of the applicable plan documents.

6. As an additional condition of your continued employment, you specifically agree that you will conduct yourself in a manner consistent with Unisys work rules, Code of Ethical Conduct and the highest professional standards. Both parties agree that neither party will negatively comment about the other, publicly or privately, about you or, in the case of Unisys (or its subsidiaries or affiliates), about any of its products, services or other businesses, its present or past Board of Directors, its officers, or employees, except that you may give truthful testimony before a court or governmental agency, if duly subpoenaed to testify.

7. You agree that the meaning, effect and terms of this Letter Agreement, Release and Waiver of Claims have been fully explained to you to your satisfaction and that you understand that this Letter Agreement, Release and Waiver of Claims settles, bars, and waives any and all Claims (as defined below) that you have or could possibly have against, among others, Unisys and any of its employees, agents or assigns as of the date of this Letter Agreement, Release and Waiver of Claims.

8. You have up to twenty-one (21) days from receipt of this Letter Agreement, Release and Waiver of Claims to decide whether to agree to it. We advise you to consult with an attorney of your choice, and at your cost, if you so desire.

9. You have seven (7) days from the day you sign this Letter Agreement, Release and Waiver of Claims to revoke your acceptance of it, and the terms and conditions of this Letter Agreement, Release and Waiver of Claims shall not become effective or enforceable until this revocation period has expired.

10. Notwithstanding any provision of this Agreement to the contrary, Unisys shall administer this Agreement in a manner that is consistent with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

In consideration for the foregoing promises, which you acknowledge are adequate and satisfactory to you, and intending to be legally bound, you knowingly and voluntarily agree as follows:

A. You agree to release and forever discharge Unisys Corporation and its parents, subsidiaries, affiliates and associated benefit and compensation plans, and its and their officers, directors, employees and agents, as well as all predecessors, successors and assigns, heirs, executors, fiduciaries, trustees, attorneys, and administrators of the foregoing, (collectively, "Releasees") from any and all causes of action, suits, debts, claims and demands in law or in equity (collectively, "Claims") which you have ever had, now have or hereafter may have or which your heirs, executors or administrators may have, by reason of any matter, cause, or thing whatsoever at any time in the past up to the date of your signature below, and particularly but without limitation, any Claims arising from or relating in any way to your employment relationship with Unisys or the termination thereof, including but not limited to, any Claims for alleged violations of Title VII of the Civil Rights Act of 1964, 42 U.S.C. 2000e et seq., as amended, the Civil Rights Act of 1866, 42 U.S.C. 1981, as amended (including, but not limited to, 42 U.S.C. 1981a), the Americans with Disabilities Act of 1990, 42 U.S.C. 12101 et seq., as amended, the Age Discrimination in Employment Act, 29 U.S.C. 621 et seq., as amended, the Federal Health Insurance Portability and Accountability Act of 1996, as amended, the Employee Retirement Income Security Act of 1974, 29 U.S.C. 1001 et seq., as amended, the Family Medical Leave Act, 29 U.S.C. 2601 et seq., as amended, as well as any Claims for breach of any employment contract or agreement (written, oral, or implied), wrongful discharge, breach of the covenant of good faith and fair dealing, promissory and/or equitable estoppel, tort claims of any nature, and any Claims which may have been asserted under the common law or any other federal, state or local law, as well as all claims for counsel fees and costs. Provided, however, that this provision ("Release") shall not discharge in any way your right to contest any claimed breach of this Letter Agreement, Release and Waiver of Claims. Provided further that this Release shall not apply to any Claims that by law may not be waived or released or for which any waiver or release is null and void.

B. You further agree and covenant that neither you, nor any person, organization, or other entity on your behalf, will file, charge, claim, sue, or cause or permit to be filed, charged, or claimed, any civil action, suit, or legal proceeding seeking any type of personal relief, or share in any remedy against any of the Releasees, involving any matter occurring at any time in the past up to the date of your signature on this Letter Agreement, Release and Waiver of Claims, or involving any continuing effects of any actions or practices which may have arisen or occurred on or prior to the date of your signature on this Letter Agreement, Release and Waiver of Claims.

C. You further agree that Unisys Corporation and all other Releasees have satisfied in full all obligations they had from the first date of your association with any of them through the date of your signature below regarding your wages, bonuses, commissions, or other compensation of any kind (including, but not limited to, salaries, stock options, benefits, pensions, vacations, overtime, expense reimbursements, sick and personal days, and relocation expenses). Provided, however, that this provision shall not discharge in any way your right to receive a reimbursement of business expenses from American Express. A final reconciliation of your business expense account will be completed in March and the ending balance, if any, will be distributed to you by March 31, 2008.

D. You also agree that as of the date of your signature below, Unisys Corporation and all other Releasees have satisfied in full all obligations they ever had regarding leaves of absence and other time off of any kind (including, but not limited to, short-term disability leave, family medical leave, military leave, vacations, meal and rest periods, sick and personal days, and personal leave), and that you have not suffered any adverse employment action as a result of seeking or taking any such leave of absence or time off.

E. The parties agree that they will keep the contents of this Agreement and all discussions leading up to it as confidential. The parties agree that they can disclose that this agreement exists and can discuss the general contents of the agreement but will not disclose specifics of the agreement to any third party, except as may be required by law. You are permitted, however, to discuss the full terms of this Agreement with your family, attorney and financial advisor.

F. You understand and agree that neither this Letter Agreement, Release and Waiver of Claims, nor the furnishing of the consideration for the Release, nor the negotiations leading up to this Letter Agreement, Release and Waiver of Claims shall be deemed or construed at any time for any purpose as an admission by Unisys of liability or responsibility for any wrongdoing of any kind.

G. You acknowledge that you have previously signed an Employee Proprietary Information, Invention and Non-Competition Agreement, and you understand that your duties and obligations under that Agreement continue beyond your employment termination. Without prejudice to the Employee Proprietary Information, Invention and Non-Competition Agreement, any Stock Option Agreements and any Restricted Stock Unit Agreements which you previously signed, you agree to the following Confidentiality Provisions:

1. You acknowledge that, by reason of the position which you held within Unisys that you have become familiar with highly confidential and/or proprietary information relating to the business of Unisys such as various customer lists, sales and marketing strategies and plans, bids, projections, costs, financial data, personnel information developments, improvements, processes, methods, tools and customer relationships. You further recognize that the business of Unisys is highly competitive, and that Unisys has a legitimate business interest in preserving the highly unique and specialized skills that you have developed, as well as any and all trade secrets and other highly confidential and/or proprietary information that you may acquire from them, which are essential to the continued success of Unisys, and that Unisys will suffer irreparable harm should such skills or confidential information be utilized by a competitor. You further acknowledge that all such confidential and/or proprietary information and trade secrets acquired through your employment are owned and shall continue to be owned by Unisys.

2. You also agree that you will not, at any time, whether during your term of employment or thereafter, disclose to any unauthorized person, firm or corporation any information acquired by you in confidence through your employment with Unisys, it being understood that all such confidential and/or proprietary information constitutes trade secrets that are material to the successful conduct of Unisys and belong exclusively to Unisys. By way of example and not limitation, such confidential and/or proprietary information and trade secrets include any and all information, not otherwise available to the public, concerning: (a) marketing plans, business plans, strategies, forecasts, unpublished financial statements, budgets, bids, projections and costs; (b) personnel information; (c) customer lists, customer and supplier transaction histories, identities, contacts, volumes, characteristics, agreements and prices; (d) information regarding promotional, operational, program management, sales, marketing, research and development techniques, methods and reports and (e) other trade secrets. You specifically acknowledge that such confidential and/or proprietary information and trade secrets have commercial value to Unisys, the unauthorized disclosure of which could be detrimental to the interests of Unisys, whether or not such information is specifically identified as "Confidential" and/or "Proprietary" information by Unisys. Provided, however, that the restrictions of this paragraph shall not extend to any information or materials that are either known to the public or that can be derived, compiled or learned by a third party without significant effort or expense.

3. You further acknowledge that the restrictions contained in these Confidentiality Provisions, in view of the nature of the work performed by Unisys, are reasonable and necessary in order to protect the legitimate interests of Unisys, and that any violation thereof may result in irreparable injuries to Unisys, and you therefore acknowledge that, in the event of any violation of any of these restrictions, Unisys shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which Unisys may be entitled.

H. You represent that you have returned or will on or before the end of the Continuation Period return to Unisys all company information including and without limitation, company-related reports, files, memoranda, records, software, lap top computers, credit cards, computer access codes, disk and instructional manuals, I.D. badges, keys, library books, and other physical or personal property which you have received or prepared or helped prepare in connection with your employment with Unisys; and you have not retained and will not retain any copies, duplicates or reproductions or excerpts thereof.

I. Except for the provisions of the Employee Proprietary Information, Invention and Non-Competition Agreement, any Stock Option Agreements, and any Restricted Stock Unit Agreements, whose terms survive the termination of your employment, this Letter Agreement, Release and Waiver of Claims supersedes all prior agreements, whether written or oral, between you and Unisys relating to your employment, the termination of your employment and the additional matters provided for herein. No provision of this Letter Agreement, Release and Waiver of Claims may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and an authorized representative of Unisys. The validity, interpretation, construction and performance of this Letter Agreement, Release and Waiver of Claims shall be governed by the laws of the Commonwealth of Pennsylvania without giving effect to the provisions thereof relating to conflicts of laws. It is further agreed that if, for any reason, any part or provision hereof is determined to be illegal, void, or unenforceable, the remainder shall remain binding and in effect.

J. In the event that Unisys is contacted by any of your prospective employers, we will provide them with a positive reference in an agreed upon form. You agree to direct any such prospective employers to me, at extension 5221, and I will provide them with this reference letter.

K. If in connection with any contemplated or filed litigation involving Unisys, you are called upon to assist Unisys; to provide evidence; or to testify in any manner, you agree to cooperate fully with Unisys. If requested by Unisys, you agree to be present and participate in the trial of any such matter. You will, to the extent permitted by applicable law, be reimbursed for your reasonable costs and expenses, including lost salary. You will to the extent permitted by law, be reimbursed for your attorneys' fees. In addition, if you are sued or threatened with suit because of any lawful conduct, undertaken within your course and scope of employment, Unisys will defend and hold you harmless from any such claims, to the extent permitted by the Articles of Incorporation and the bylaws of Unisys and Delaware Corporation Law.

If you agree to the terms set forth above, please sign and date this Letter Agreement, Release and Waiver of Claims in the space provided below and return it to me. Should you have any further questions regarding this matter, please do not hesitate to contact me.

Yours truly,


Patricia A. Bradford
Senior Vice President
Worldwide Human Resources and Training




Agreed: ____________________________       Date:  _____________
         Brian T. Maloney

<F1> For purposes of this Agreement, a consulting arrangement that provides for employment for less than 20 hours per week and for a term of not more than 6 weeks will not be considered full-time employment.

<F2> Please consult your Plan documents for rules governing the exercise of your stock options and restricted share units.